Exhibit 99.2

Juniper Networks, Inc.
1133 Innovation Way
Sunnyvale, CA 94089

January 27, 2020

CFO Commentary on Fourth Quarter and Full Year Fiscal 2019 Preliminary Financial Results

Related Information
The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ fourth quarter and full year fiscal year 2019 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company's performance in advance of the earnings call webcast.

Q4 2019 Preliminary Financial Results
GAAP

(in millions, except per share amounts and percentages)	Q4'19	Q3'19	Q4'18	Q/Q Change		Y/Y Change
Revenue	$1,208.1	$1,133.1	$1,181.0	7%		2%
Product	791.9	743.2	776.7	7%		2%
Service	416.2	389.9	404.3	7%		3%
Gross margin %	59.5%	59.9%	60.2%	(0.4	)pts	(0.7	)pts
Research and development	239.6	244.5	231.2	(2)%		4%
Sales and marketing	246.5	235.3	224.9	5%		10%
General and administrative	54.9	61.2	53.0	(10)%		4%
Restructuring (benefits) charges	(0.3)	(1.1)	5.0	(73)%		N/M
Total operating expenses	$540.7	$539.9	$514.1	—%		5%
Operating margin %	14.8%	12.2%	16.7%	2.6	pts	(1.9	)pts
Net income	$168.4	$99.3	$192.2	70%		(12)%
Diluted net income per share	$0.49	$0.29	$0.55	69%		(11)%
______________________
N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q1'20 Guidance	Q4'19	Q3'19	Q4'18	Q/Q Change		Y/Y Change
Revenue	$1,030 +/- $30	$1,208.1	$1,133.1	$1,181.0	7%		2%
Product		791.9	743.2	776.7	7%		2%
Service		416.2	389.9	404.3	7%		3%
Gross margin %	59.5% +/- 1.0%	60.7%	61.1%	60.9%	(0.4	)pts	(0.2	)pts
Research and development		213.4	214.8	212.3	(1)%		1%
Sales and marketing		228.8	218.3	213.6	5%		7%
General and administrative		46.4	51.4	45.2	(10)%		3%
Total operating expenses	$495 +/- $5	$488.6	$484.5	$471.1	1%		4%
Operating margin %	~11.5% at the midpoint	20.3%	18.3%	21.1%	2.0	pts	(0.8	)pts
Net income		$198.7	$166.6	$205.7	19%		(3)%
Diluted net income per share	$0.27 +/- $0.03	$0.58	$0.48	$0.59	21%		(2)%

Fiscal 2019 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	FY'19	FY'18	Y/Y Change
Revenue	$4,445.4	$4,647.5	(4)%
Product	2,867.7	3,107.1	(8)%
Service	1,577.7	1,540.4	2%
Gross margin %	58.9%	59.0%	(0.1	)pts
Research and development	955.7	1,003.2	(5)%
Sales and marketing	939.3	927.4	1%
General and administrative	244.3	231.1	6%
Restructuring charges	35.3	7.3	384%
Total operating expenses	$2,174.6	$2,169.0	—%
Operating margin %	9.9%	12.3%	(2.4	)pts
Net income	$345.0	$566.9	(39)%
Diluted net income per share	$0.99	$1.60	(38)%

Non-GAAP

(in millions, except per share amounts and percentages)	FY'19	FY'18	Y/Y Change
Revenue	$4,445.4	$4,647.5	(4)%
Product	2,867.7	3,107.1	(8)%
Service	1,577.7	1,540.4	2%
Gross margin %	60.1%	59.9%	0.2	pts
Research and development	859.2	879.8	(2)%
Sales and marketing	876.6	872.6	—%
General and administrative	197.1	190.0	4%
Total operating expenses	$1,932.9	$1,942.4	—%
Operating margin %	16.6%	18.1%	(1.5	)pts
Net income	$597.5	$666.4	(10)%
Diluted net income per share	$1.72	$1.88	(9)%

Q4 2019 Overview

We ended the fourth quarter of 2019 at $1,208 million in revenue, an increase of 2% year-over-year, and non-GAAP earnings per share of $0.58, both above the mid-point of guidance. The higher than mid-point results were driven by greater than anticipated strength in Cloud and to a lesser extent Enterprise.
Looking at our revenue by vertical, on a year-over-year basis, Cloud increased 18% and Enterprise increased 2%, while Service Provider declined 5%.
On a sequential basis, Service Provider increased 9%, Enterprise increased 7% and Cloud increased 3%.
From a technology perspective, Routing decreased 5% year-over-year and grew 4% sequentially. Switching increased 17% year-over-year and 11% sequentially. Security decreased 3% year-over-year and grew 7% sequentially. Our Services business increased 3% year-over-year and 7% sequentially.
Software revenue increased 25% year-over-year and was more than 12% of total revenue.
In reviewing our top 10 customers for the quarter, three were Cloud, six were Service Provider, and one was an Enterprise.
Product deferred revenue was $133 million, up 3% sequentially and down 8% year-over-year due to the timing of the delivery of contractual commitments.
Non-GAAP operating expenses increased 4% year-over-year and 1% sequentially.
Cash flow from operations was $96 million for the quarter. We paid $64 million in dividends, reflecting a quarterly dividend of $0.19 per share. In the quarter, we entered into an accelerated share repurchase program ("ASR") to repurchase an aggregate of $200 million in shares, which settled on January 7, 2020.

Total cash, cash equivalents, and investments at the end of the fourth quarter of 2019 was $2.5 billion.

Revenue

Product & Service

•
Routing product revenue: $424 million, down 5% year-over-year and up 4% sequentially. The year-over-year decrease was primarily due to Service Provider and to a lesser extent, Enterprise, partially offset by strength in Cloud. The sequential increase was driven by Service Provider and Cloud, partially offset by decline in Enterprise. The MX product family declined year-over-year but increased sequentially. The PTX product family grew year-over-year and declined sequentially.

•
Switching product revenue: $267 million, up 17% year-over-year and up 11% sequentially. The year-over-year increase was primarily driven by Cloud, and to a lesser extent, Enterprise and Service Provider. The sequential increase was driven by Enterprise and Service Provider, partially offset by a decline in Cloud. The QFX product family increased year-over-year and sequentially. The EX product family declined year-over-year and grew sequentially.

•
Security product revenue: $100 million, down 3% year-over-year and up 7% sequentially. The year-over-year decrease was due to Cloud and Enterprise, partially offset by growth in Service Provider. The sequential increase was primarily driven by Service Provider.

•	Service revenue: $416 million, up 3% year-over-year and 7% sequentially. The year-over-year and sequential increases were primarily driven by strong renewals.

Vertical

•
Cloud: $280 million, up 18% year-over-year and up 3% sequentially. The year-over-year increase was driven by Switching and to a lesser extent, Routing and Services, partially offset by a decline in Security. The sequential increase was primarily driven by Routing and Services, partially offset by a decline in Switching.

•	Service Provider: $493 million, down 5% year-over-year and up 9% sequentially. The year-over-year decrease was primarily due to Routing. All products and Services grew sequentially.

•
Enterprise: $436 million, up 2% year-over-year and up 7% sequentially. The year-over-year increase was primarily driven by Services and Switching, partially offset by declines in Routing and Security. The sequential increase was primarily driven by Switching, and to a lesser extent, Services, partially offset by a decline in Routing.

Geography

•
Americas: $677 million, up 7% year-over-year and up 4% sequentially. Year-over-year, the increase was primarily driven by Cloud, and to a lesser extent, Enterprise, partially offset by a decline in Service Provider. All verticals grew sequentially.

•
EMEA: $336 million, down 2% year-over-year and up 11% sequentially. Year-over-year, the decrease was primarily due to Service Provider, and to a lesser extent, Cloud, partially offset by growth in Enterprise. Sequentially, the increase was primarily driven by Service Provider, and to a lesser extent, Enterprise, partially offset by a decline in Cloud.

•
APAC: $196 million, down 3% year-over-year and up 7% sequentially. The year-over-year decrease was primarily due to Service Provider. The sequential increase was driven by Enterprise and Cloud, partially offset by a decline in Service Provider.

Gross Margin

•	GAAP gross margin: 59.5%, compared to 60.2% from the prior year and 59.9% from last quarter.

•	Non-GAAP gross margin: 60.7%, compared to 60.9% from the prior year and 61.1% from last quarter.

•	GAAP product gross margin: 57.2%, down 1.4 points from the prior year and down 1.9 points from last quarter.

Year-over-year, the decrease in GAAP product gross margin was primarily due to product and customer mix, and higher intangible amortization associated with the acquisition of Mist Systems, partially offset by higher revenue.

The sequential decrease in GAAP product gross margin was primarily due to product and customer mix, partially offset by higher revenue.

•	Non-GAAP product gross margin: 58.5%, down 0.9 points from the prior year and down 1.9 points from last quarter.

The year-over-year and sequential decrease in Non-GAAP product gross margin was primarily due to product and customer mix, partially offset by higher revenue.

•	GAAP service gross margin: 63.9%, up 0.6 points from the prior year and up 2.6 points from last quarter.

The year-over-year and sequential increase in GAAP service gross margin, was primarily driven by higher revenue.

•	Non-GAAP service gross margin: 65.0%, up 0.7 points from the prior year and up 2.6 points from last quarter.

The year-over-year and sequential increase in service gross margin, on a non-GAAP basis, was primarily driven by higher revenue.

Operating Expenses

•	GAAP operating expenses: $541 million, an increase of $27 million year-over-year, and an increase of $1 million sequentially.

The year-over-year increase in operating expenses was primarily driven by headcount related costs.

GAAP operating expenses were 44.8% of revenue, up 1.2 points year-over-year and down 2.9 points sequentially.

•	Non-GAAP operating expenses: $489 million, an increase of $18 million year-over-year, and an increase of $4 million sequentially.

The year-over-year and sequential increase in operating expenses was primarily driven by headcount related costs.

Non-GAAP operating expenses were 40.4% of revenue, up 0.6 points year-over-year and down 2.3 points sequentially.

Operating Margin

•	GAAP operating margin: 14.8%, a decrease of 2.0 points year-over-year and an increase of 2.6 points sequentially.

•	Non-GAAP operating margin: 20.3%, a decrease of 0.8 points year-over-year and an increase of 2.0 points sequentially.

Tax Rate

•	GAAP tax rate: 3.2% provision, compared to a 2.0% benefit in the prior year and a 15.9% provision, last quarter.

The year-over-year increase in the effective tax rate, on a GAAP basis, was due to changes in the geographic mix of earnings.

The decrease in the effective tax rate in Q4 compared to Q3, was primarily driven by the benefit of discrete items including a reduction of income tax reserves and favorable changes in foreign statutory rates.

•	Non-GAAP tax rate: 17.5%, compared to 14.9% in the prior year and 19.0% last quarter.

The year-over-year increase in the effective tax rate was primarily due to changes in the geographic mix of earnings.

The decrease in the effective tax rate in Q4 compared to Q3, was primarily driven by favorable changes in foreign statutory rates.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.49, a decrease of $0.06 year-over-year and an increase of $0.20 sequentially.

•	Non-GAAP diluted earnings per share: $0.58, a decrease of $0.01 year-over-year and an increase of $0.10 sequentially.

The year-over-year decrease in EPS on a GAAP and non-GAAP basis, was primarily due to higher operating expenses and a higher tax rate, partially offset by higher revenue and lower share count.

Sequentially, the increase in GAAP and non-GAAP EPS was primarily driven by higher revenue.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding ("DSO"), and headcount)	Q4'19	Q3'19	Q2'19	Q1'19	Q4'18
Cash(1)	$2,543.6	$2,826.7	$2,875.0	$3,502.7	$3,758.1
Debt	1,683.9	1,687.6	1,790.0	1,789.6	2,139.0
Net cash(2)	859.7	1,139.1	1,085.0	1,713.1	1,619.1
Operating cash flow	95.7	185.0	88.8	159.4	212.4
Capital expenditures	26.1	28.3	27.3	27.9	36.5
Depreciation and amortization	55.2	56.1	56.4	51.0	52.2
Share repurchases(3)	200.0	50.0	300.0	—	—
Dividends	$63.7	$64.7	$65.5	$66.2	$62.3
Diluted shares	340.8	345.5	349.1	352.7	350.8
DSO	66	51	54	58	58
Headcount	9,419	9,283	8,995	9,068	9,283
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Net cash includes cash, cash equivalents, and investments, net of debt.
(3) For Q4’19, $200.0 million represents the full amount under the new ASR. 6.4 million shares were received initially for an aggregate price of $160.0 million. For Q2’19, $300.0 million represents the full amount of the Q2'19 ASR. 8.6 million shares were received initially for an aggregate price of $240.0 million. The Q2'19 ASR concluded in Q3’19, and at final settlement, an additional 3.0 million shares were received.

Cash Flow

•	Cash flow from operations: $96 million, down $117 million year-over-year and down $89 million sequentially.

The year-over-year and sequential declines were primarily due to timing differences related to payments to suppliers and customer collections.

Days Sales Outstanding (DSO)

•
DSO: 66 days, a 15-day increase from the prior quarter, driven primarily by significantly higher overall invoicing in Q4'19 and the timing of in-quarter invoicing, in particular related to Service renewals.

Capital Return

•	In the quarter, we paid a dividend of $0.19 per share for a total of $64 million.

•	In the quarter, we entered into a new ASR program to repurchase an aggregate of $200 million in shares. The ASR settled in January 2020.

Demand metrics

•	Total deferred revenue was $1,223 million, up $10 million year-over-year and up $105 million sequentially.

•	Product deferred revenue was $133 million, down $12 million year-over-year and up $4 million quarter-over-quarter.
The year-over-year decline in product deferred revenue was due to the timing of the delivery of contractual commitments.

•	Service deferred revenue was $1,091 million, up $22 million year-over-year and up $101 million sequentially.

The year-over-year and sequential increase in service deferred revenue was primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	December 31, 2019	September 30, 2019	December 31, 2018
Deferred product revenue, net	$132.6	$129.0	$144.4
Deferred service revenue, net	1,090.8	989.7	1,069.2
Total	$1,223.4	$1,118.7	$1,213.6

Headcount

•
Ending headcount for Q4'19 was 9,419, an increase of 136 employees year-over-year and increase of 136 sequentially. The year-over-year increase was primarily a result of the acquisition of Mist Systems in Q2'19 partially offset by outsourcing IT services. The sequential increase was primarily a result of additional hires in our R&D and go-to-market organizations.

Fiscal 2019 Overview
2019 revenue declined 4%. While our Service Provider business remained challenged, declining 12%, our Enterprise business grew for a third consecutive year and our Cloud business returned to full year growth.

Routing declined 12%, Switching declined 4%, and Security grew 3% year-over-year. Our Services business grew 2%. Software grew 16% and was greater than 10% of total revenue.

In reviewing our top 10 customers for the year, four were Cloud, five were Service Provider, and one was an Enterprise.

Non-GAAP gross margin expanded over 20 bps due to strength in service margin which more than offset lower volume and China tariffs.

We continued to focus on disciplined operating expense management with a decline of $10 million on a non-GAAP basis. Non-GAAP operating expense as a percentage of revenue was 43.5%.

Non-GAAP diluted earnings per share declined 9%.

For the year, we had cash flow from operations of $529 million.

During 2019, we took a balanced approach to capital allocation. We used approximately $360 million to acquire Mist Systems and approximately $450 million to pay down debt. In addition, we repurchased $550 million worth of shares and paid $260 million in dividends for a total capital return on 193% of free cash flow to shareholders.

Revenue

Product & Service

•
Routing product revenue: $1,623 million, down 12% year-over-year. The year-over-year decline was primarily due to Service Provider, and to a lesser extent, Cloud, partially offset by growth in Enterprise. The MX product family was down year-over-year while the PTX product family grew year-over-year.

•	Switching product revenue: $901 million, down 4% year-over-year. The year-over-year decline was primarily due to Service Provider, and to a lesser extent, Enterprise, partially offset by Cloud.

•
Security product revenue: $344 million, up 3% year-over-year. The year-over-year increase was primarily due to Service Provider, and to a lesser extent, Enterprise, partially offset by Cloud. The year-over-year growth was primarily driven by the growth in Mid-Range SRX.

•	Service revenue: $1,578 million, up 2% year-over-year. The year-over-year increase was primarily driven by strong renewals.

Vertical

•	Cloud: $1,060 million, up 1% year-over-year. The increase was driven by Services and Switching, partially offset by Routing and Security.

•	Service Provider: $1,828 million, down 12% year-over-year. The decrease was due to Routing, and to a lesser extent, Switching, partially offset by an increase in Enterprise.

•	Enterprise: $1,558 million, up 2% year-over-year. The increase was driven by Services, and to a lesser extent, Routing and Security, partially offset by a decline in Switching.

Geography

•	Americas: $2,518 million, down 1% year-over-year. The decrease was due to Service Provider, partially offset by Cloud and Enterprise.

•	EMEA: $1,215 million, down 6% year-over-year. The decrease was due to Service Provider and Cloud, partially offset by Enterprise.

•	APAC: $712 million, down 13% year-over-year. All verticals declined year-over-year.

Gross Margin

•	GAAP gross margin: 58.9%, compared to 59.0% from the prior year.

•	Non-GAAP gross margin: 60.1%, compared to 59.9% from the prior year.

•	GAAP product gross margin: 57.2%, down 1.7 points from a year ago.

The decrease in GAAP product gross margin was primarily due to customer and product mix, intangible amortization associated with the acquisition of Mist Systems and China tariffs, partially offset by improvements in our cost structure.

•	Non-GAAP product gross margin: 58.5%, down 1.1 points from a year ago.

The decrease in non-GAAP product gross margin was primarily due to mix and the impact of China tariffs, partially offset by improvements in our cost structure and higher revenue.

•	GAAP service gross margin: 61.9%, up 2.7 points from a year ago.

•	Non-GAAP service gross margin: 63.0%, up 2.6 points from a year ago.

The increase in GAAP and non-GAAP services gross margin was primarily driven by higher revenue and lower delivery costs.

Operating Expenses

•	GAAP operating expenses: $2,175 million, compared to $2,169 million a year ago, up $6 million.

The year-over-year increase was primarily due to higher restructuring charges, partially offset by lower headcount related costs.

GAAP operating expenses were 48.9% of revenue compared to 46.7% in 2017.

•	Non-GAAP operating expenses: $1,933 million compared to $1,942 million a year ago, down $10 million.

The year-over-year decrease was primarily driven by lower headcount related costs, partially offset by increased outside services.

On a non-GAAP basis, operating expenses were 43.5% of revenue compared to 41.8% in 2018.

Operating Margin

•	GAAP operating margin: 9.9%, compared to 12.3% a year ago, a decrease of 2.4 points.

•	Non-GAAP operating margin: 16.6%, compared to 18.1% a year ago, a decrease of 1.5 points.

Tax Rate

•	GAAP tax rate: Tax rate of 16.7%, up from a benefit of 6.4% last year.

The year-over-year increase in the effective tax rate was due to net difference in discrete benefits of approximately $100 million compared to the current year and structural changes in 2019, which impacted the taxation of the geographic mix of earnings.

•	Non-GAAP tax rate: 18.7%, up from 17.2% last year.

The year-over-year increase in the effective tax rate was primarily due to structural changes in 2019 which impacted the taxation of the geographic mix of earnings.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.99, a decrease of $0.61 year-over-year.

The year-over-year decrease was primarily due to lower revenue and a higher tax rate.

•	Non-GAAP diluted earnings per share: $1.72, a decrease of $0.16 year-over-year.

The year-over-year decrease was primarily due to lower revenue.

Balance Sheet, Cash Flow, and Capital Return

(in millions)	FY'19	FY'18	Y/Y Change
Cash(1)	$2,543.6	$3,758.1	(32)%
Net cash and investments(2)	859.7	1,619.1	(47)%
Operating cash flow	528.9	861.1	(39)%
Capital expenditures	109.6	147.4	(26)%
Depreciation and amortization	218.7	210.6	4%
Share repurchases(3)	550.0	750.0	(27)%
Dividends	$260.1	$249.3	4%
______________________
(1) Includes cash, cash equivalents, and investments.
(2) Net cash and investments includes, cash, cash equivalents, and investments, net of debt.
(3) In Q4’19, $200.0 million represents the full amount under the Q4'19 ASR. 6.4 million shares were received initially for an aggregate price of $160.0 million.

Balance Sheet

•	Cash: $2.5 billion, down from $3.8 billion the prior year primarily as a result of capital return, repayment of debt, and the acquisition of Mist.

Cash Flow

•
Cash flow from operations: Cash flow from operations of $529 million, down $332 million from the prior year, primarily due to lower invoicing activity, partially offset by lower cash taxes and to a lesser extent lower supplier payments.

Capital Return

•	We repurchased $550 million worth of shares in the year. In addition, we paid $260 million in dividends.

•Weighted average diluted shares for the year were 348 million, down 2% year-over-year.

•	We exited the year with 336 million shares outstanding, a decline of approximately 10 million shares year-over-year.

Outlook
These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

At the mid-point of guidance, we expect year-over-year growth in the first quarter for revenue and non-GAAP earnings per share.

We expect revenue and non-GAAP earnings per share to grow on a sequential basis beyond the first quarter and we expect modest growth for the full year.

We expect non-GAAP gross margin to experience normal seasonal patterns in the first quarter and improve with volume through the course of the year. While non-GAAP gross margin can be difficult to predict, and can be impacted by deal and customer mix, we currently expect full year gross margin to be flat to slightly up versus 2019 levels.

We expect first quarter non-GAAP operating expense to increase sequentially due to the reset of variable compensation and typical seasonal increase of fringe costs. We expect quarterly non-GAAP operating expense to remain near first quarter levels through the course of the year. While we expect total non-GAAP operating expense to be up on a full year basis as we invest to take advantage of market opportunities, we remain committed to disciplined expense management and expect earnings to grow in 2020.

For 2020, we expect a non-GAAP tax rate on worldwide earnings to be 19% plus or minus 1%.

Our Board of Directors has declared a 5% increase in our quarterly cash dividend to $0.20 per share to be paid on March 23, 2020 to shareholders of record as of the close of business on March 2, 2020.

Our guidance for the quarter ending March 31, 2020 is as follows:
•Revenue will be approximately $1,030 million, plus or minus $30 million.
•Non-GAAP gross margin will be approximately 59.5%, plus or minus 1%.
•Non-GAAP operating expenses will be approximately $495 million, plus or minus $5 million.
•Non-GAAP operating margin will be approximately 11.5% at the mid-point of revenue guidance.
•Non-GAAP tax rate will be approximately 19%.
•Non-GAAP net income per share will be approximately $0.27, plus or minus $0.03. This assumes a share count of approximately 340 million.

Forward-Looking Statements
Statements in this CFO Commentary and related conference call concerning Juniper Networks' business, economic and market outlook, including currency exchange rates; our expectations regarding revenue, earnings and non-GAAP gross margin growth; our expectations regarding our operating expenses (including on a first quarter and full year basis) and non-GAAP tax rate; our financial guidance; and our overall future prospects are forward-looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers and Service Providers; the network capacity requirements of our customers and, in particular, Cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing and supply chain costs, constraints, changes or disruptions; availability and pricing of key product components; delays in scheduled product availability; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act, and judicial or administrative interpretation of tax regulations; legal settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the impact of import tariffs, depending on their scope and how they are implemented; and other factors listed in Juniper Networks’ most recent report on Form 10-Q or 10-K filed with the Securities and Exchange Commission. Note that our estimates as to tax rate on our business are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be materially affected by changing interpretations of the Act, as well as additional legislation and guidance around the Act. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document. We have not filed our Form 10-K for the year ended December 31, 2019. As a result, all financial results described in this CFO Commentary should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-K.

Non-GAAP Financial Measures
This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition and strategic investment related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, loss on extinguishment of debt, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of further tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

In the second quarter of 2019, we adopted a full year projected tax rate in our computation of the non-GAAP income tax provision to provide better consistency across the annual reporting periods. In projecting our full year non-GAAP tax rate, we utilize a full year financial projection that excludes the impact of stock options and the amortization of acquisition-related intangible assets. The projected rate considers other factors such as changes to our current operating structure, existing tax positions in various jurisdictions, the effect of key tax legislation, significant tax matters, and the other non-GAAP financial measures noted above, to the extent they are applicable to the full year financial projection. For fiscal year 2019, our projected non-GAAP tax rate is 19.0% after including the impact of our acquisition of Mist Systems, Inc, which did not have a significant impact to our tax rate. Our projected tax rate on non-GAAP income may be adjusted during the year to account for events or trends that we believe materially impact the projected annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of earnings and other significant events.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.
Preliminary Supplemental Data
(in millions, except percentages)
(unaudited)

Deferred Revenue

	As of
	December 31, 2019	December 31, 2018
Deferred product revenue:
Undelivered product commitments and other product deferrals	$141.7	$163.3
Deferred gross product revenue	141.7	163.3
Deferred cost of product revenue	(9.1)	(18.9)
Deferred product revenue, net	132.6	144.4
Deferred gross service revenue	1,090.8	1,071.8
Deferred cost of service revenue	—	(2.6)
Deferred service revenue, net	1,090.8	1,069.2
Total	$1,223.4	$1,213.6
Reported as:
Current	$812.9	$829.3
Long-term	410.5	384.3
Total	$1,223.4	$1,213.6

Vertical Reporting: Revenue Trend

	2017	2018	Q4'18	Q1'19	Q2'19	Q3'19	Q4'19	Q/Q Change		Y/Y Change
Cloud	$1,310.7	$1,049.9	$237.5	$223.1	$285.0	$271.9	$279.8	$7.9	2.9%	$42.3	17.8%
Service Provider	2,319.4	2,066.7	516.4	435.6	447.2	452.5	492.5	40.0	8.8%	(23.9)	(4.6)%
Enterprise	1,397.1	1,530.9	427.1	343.0	370.3	408.7	435.8	27.1	6.6%	8.7	2.0%
Total revenue	$5,027.2	$4,647.5	$1,181.0	$1,001.7	$1,102.5	$1,133.1	$1,208.1	$75.0	6.6%	$27.1	2.3%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP gross margin - Product	$453.2	$439.2	$455.0	$1,640.7	$1,829.9
GAAP product gross margin % of product revenue	57.2%	59.1%	58.6%	57.2%	58.9%
Share-based compensation expense	1.4	0.8	1.2	5.7	6.3
Share-based payroll tax expense	—	0.1	—	0.4	0.3
Amortization of purchased intangible assets	8.3	8.4	3.8	29.5	15.2
Acquisition and strategic investment related charges	—	—	—	1.2	—
Non-GAAP gross margin - Product	$462.9	$448.5	$460.0	$1,677.5	$1,851.7
Non-GAAP product gross margin % of product revenue	58.5%	60.3%	59.2%	58.5%	59.6%

GAAP gross margin - Service	$266.1	$239.2	$255.9	$976.1	$911.3
GAAP service gross margin % of service revenue	63.9%	61.3%	63.3%	61.9%	59.2%
Share-based compensation expense	4.3	4.1	3.8	17.3	18.0
Share-based payroll tax expense	—	—	0.1	0.9	1.3
Non-GAAP gross margin - Service	$270.4	$243.3	$259.8	$994.3	$930.6
Non-GAAP service gross margin % of service revenue	65.0%	62.4%	64.3%	63.0%	60.4%

GAAP gross margin	$719.3	$678.4	$710.9	$2,616.8	$2,741.2
GAAP gross margin % of revenue	59.5%	59.9%	60.2%	58.9%	59.0%
Share-based compensation expense	5.7	4.9	5.0	23.0	24.3
Share-based payroll tax expense	—	0.1	0.1	1.3	1.6
Amortization of purchased intangible assets	8.3	8.4	3.8	29.5	15.2
Acquisition and strategic investment related charges	—	—	—	1.2	—
Non-GAAP gross margin	$733.3	$691.8	$719.8	$2,671.8	$2,782.3
Non-GAAP gross margin % of revenue	60.7%	61.1%	60.9%	60.1%	59.9%

GAAP research and development expense	$239.6	$244.5	$231.2	$955.7	$1,003.2
Share-based compensation expense	(26.0)	(29.6)	(18.8)	(94.0)	(120.6)
Share-based payroll tax expense	(0.2)	(0.1)	(0.1)	(2.5)	(2.8)
Non-GAAP research and development expense	$213.4	$214.8	$212.3	$859.2	$879.8

GAAP sales and marketing expense	$246.5	$235.3	$224.9	$939.3	$927.4
Share-based compensation expense	(16.0)	(15.5)	(10.7)	(56.0)	(51.1)
Share-based payroll tax expense	(0.2)	(0.1)	(0.2)	(2.0)	(2.2)
Amortization of purchased intangible assets	(1.5)	(1.4)	(0.4)	(4.7)	(1.5)
Non-GAAP sales and marketing expense	$228.8	$218.3	$213.6	$876.6	$872.6

GAAP general and administrative expense	$54.9	$61.2	$53.0	$244.3	$231.1
Share-based compensation expense	(7.4)	(7.5)	(2.4)	(29.2)	(21.1)
Share-based payroll tax expense	—	—	—	(0.3)	(0.4)
Amortization of purchased intangible assets	(0.1)	(0.1)	(0.1)	(0.4)	(0.7)
Acquisition and strategic investment related charges	(1.0)	(2.4)	(4.3)	(16.7)	(4.4)
Strategic partnership-related charges	—	—	(1.0)	(0.8)	(3.1)
Legal reserve and settlement benefits (charges)	—	0.2	—	0.2	(11.4)
Non-GAAP general and administrative expense	$46.4	$51.4	$45.2	$197.1	$190.0

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP operating expenses	$540.7	$539.9	$514.1	$2,174.6	$2,169.0
GAAP operating expenses % of revenue	44.8%	47.6%	43.5%	48.9%	46.7%
Share-based compensation expense	(49.4)	(52.6)	(31.9)	(179.2)	(192.8)
Share-based payroll tax expense	(0.4)	(0.2)	(0.3)	(4.8)	(5.4)
Amortization of purchased intangible assets	(1.6)	(1.5)	(0.5)	(5.1)	(2.2)
Restructuring benefits (charges)	0.3	1.1	(5.0)	(35.3)	(7.3)
Acquisition and strategic investment related charges	(1.0)	(2.4)	(4.3)	(16.7)	(4.4)
Strategic partnership-related charges	—	—	(1.0)	(0.8)	(3.1)
Legal reserve and settlement benefits (charges)	—	0.2	—	0.2	(11.4)
Non-GAAP operating expenses	$488.6	$484.5	$471.1	$1,932.9	$1,942.4
Non-GAAP operating expenses % of revenue	40.4%	42.8%	39.9%	43.5%	41.8%

GAAP operating income	$178.6	$138.5	$196.8	$442.2	$572.2
GAAP operating margin	14.8%	12.2%	16.7%	9.9%	12.3%
Share-based compensation expense	55.1	57.5	36.9	202.2	217.1
Share-based payroll tax expense	0.4	0.3	0.4	6.1	7.0
Amortization of purchased intangible assets	9.9	9.9	4.3	34.6	17.4
Restructuring (benefits) charges	(0.3)	(1.1)	5.0	35.3	7.3
Acquisition and strategic investment related charges	1.0	2.4	4.3	17.9	4.4
Strategic partnership-related charges	—	—	1.0	0.8	3.1
Legal reserve and settlement (benefits) charges	—	(0.2)	—	(0.2)	11.4
Non-GAAP operating income	$244.7	$207.3	$248.7	$738.9	$839.9
Non-GAAP operating margin	20.3%	18.3%	21.1%	16.6%	18.1%

GAAP income tax provision (benefit)	$5.6	$18.8	$(3.8)	$69.4	$(34.2)
GAAP income tax rate (benefit)	3.2%	15.9%	(2.0)%	16.7%	(6.4)%
Estimated tax expense from income tax reform	—	—	(3.2)	—	(3.2)
Recognition of previously unrecognized tax benefits	25.4	—	5.4	25.4	73.0
Reduction of expected tax liabilities from tax accounting method change	—	—	26.7	—	59.9
Income tax effect of non-GAAP exclusions	11.2	20.2	10.8	42.9	42.6
Non-GAAP provision for income tax	$42.2	$39.0	$35.9	$137.7	$138.1
Non-GAAP income tax rate	17.5%	19.0%	14.9%	18.7%	17.2%

Juniper Networks, Inc.
Preliminary Reconciliations between GAAP and non-GAAP Financial Measures
(in millions, except percentages and per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
GAAP net income	$168.4	$99.3	$192.2	$345.0	$566.9
Share-based compensation expense	55.1	57.5	36.9	202.2	217.1
Share-based payroll tax expense	0.4	0.3	0.4	6.1	7.0
Amortization of purchased intangible assets	9.9	9.9	4.3	34.6	17.4
Restructuring (benefits) charges	(0.3)	(1.1)	5.0	35.3	7.3
Acquisition and strategic investment related charges	1.0	2.4	4.3	17.9	4.4
Strategic partnership-related charges	—	—	1.0	0.8	3.1
Legal reserve and settlement (benefits) charges	—	(0.2)	—	(0.2)	11.4
Loss on equity investments	0.8	3.4	1.3	8.8	4.1
Loss on extinguishment of debt	—	15.3	—	15.3	—
Estimated tax expense from income tax reform	—	—	3.2	—	3.2
Recognition of previously unrecognized tax benefits	(25.4)	—	(5.4)	(25.4)	(73.0)
Reduction of expected tax liabilities from tax accounting method change	—	—	(26.7)	—	(59.9)
Income tax effect of non-GAAP exclusions	(11.2)	(20.2)	(10.8)	(42.9)	(42.6)
Non-GAAP net income	$198.7	$166.6	$205.7	$597.5	$666.4

GAAP diluted net income per share	$0.49	$0.29	$0.55	$0.99	$1.60
Non-GAAP diluted net income per share	$0.58	$0.48	$0.59	$1.72	$1.88
Shares used in computing diluted net income per share	340.8	345.5	350.8	348.2	354.4

Operating cash flow				$528.9	$861.1
Capital expenditures				(109.6)	(147.4)
Free cash flow				$419.3	$713.7